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Exhibit 10.14

                            PMC International, Inc.
                          555 17th Street, 14th Floor
                             Denver, Colorado 80202


                               December 24, 1996

J.W. Nevil Thomas
Nevcorp, Inc.
110 Sandringham Drive
Toronto, Ontario
M3H 1C9 Canada

Re:  Termination of Nevcorp Advisory Agreement

Dear Nevil:

This letter will confirm that the Advisory Agreement dated as of July 26, 1995 between PMC International, Inc. (the "Company") and Nevcorp Inc. (the "Agreement") will terminate immediately upon the closing of the sale of common stock of the Company pursuant to the Private Placement Memorandum dated November 11, 1996, as supplemented December 23, 1996 (the "Memorandum") and payment of all sums due and owning Nevcorp thereunder on and as of such closing date.

The total amount that will be due and owning under the Agreement as of the closing date plus a termination fee in the amount of $4,000 will be paid to Nevcorp by the Company promptly following such closing out of the proceeds of the Offering (as defined in the Memorandum).

Please acknowledge your agreement with the terms set forth above by executing this letter in the space provided below and returning a copy to me.

Sincerely,


Kenneth S. Phillips
President and Chief Executive Officer



Agreed and Accepted:
Nevcorp, Inc.


By: /s/ J.W. NEVIL THOMAS
   ----------------------------
      J.W. Nevil Thomas